Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces

Election of Anne M. Cooney to Board of Directors

and Retirement of Lynn M. Utter

PITTSBURGH, August 10, 2021 /Business Wire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces the election of Anne M. Cooney to its Board of Directors, effective September 1, 2021, consistent with its long-standing commitment to ongoing Board refreshment.

Ms. Cooney served as President of the Process Industries and Drives Division of Siemens Industry, Inc., a division of Siemens AG, from October 2014 until her retirement in December 2018. Previously, she held a variety of executive management positions at Siemens after joining the company in 2001, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and serving as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. Earlier in her career, she also held various leadership roles with increasing responsibility at General Electric Company and served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney is a director of The Manitowoc Company, Inc. and Summit Materials, Inc.

John J. Engel, WESCO’s Chairman, stated, “We are very pleased to welcome Anne to our Board of Directors. Her expertise in managing businesses and operations of complex global organizations, her executive leadership experience in the industrial sector, and her domain knowledge of electrical and utility end markets make her an excellent addition to our Board and an asset to our stockholders and our company.”

WESCO is also announcing that Lynn M. Utter is electing to retire from the Board of Directors, effective December 31, 2021, after over 15 years of dedicated service. The timing of Ms. Utter’s retirement is designed to facilitate a smooth transition and onboarding for the Board’s new Director, after a robust recruitment process led by the Company’s Nominating and Governance Committee, with the input of the Board and the assistance of a nationally recognized recruiting firm.

John J. Engel, added, “We thank Lynn for her many years of outstanding and dedicated service to our Board of Directors. She is a highly-respected and valued Board member and colleague, and we are grateful to Lynn for her wise counsel, leadership and commitment to excellence.”

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About WESCO

WESCO International, Inc. (NYSE: WCC) builds, connects, powers and protects the world. A publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, WESCO is a leading provider of business-to-business distribution, logistics services and supply chain solutions. Pro forma 2020 annual sales were over $16 billion, including Anixter International Inc., which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs nearly 18,000 people, maintains relationships with approximately 30,000 suppliers, and serves more than 125,000 customers worldwide. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Investor Relations Contact

Will Ruthrauff

WESCO International, Inc.

412-454-4220

wruthrauff@wesco.com